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                                                                    EXHIBIT 99.7


                          FIRST CONSULTING GROUP, INC.
                     1999 NON-OFFICER EQUITY INCENTIVE PLAN
                   NON-QUALIFIED STOCK OPTION GRANT AGREEMENT

                               Optionee:     < < Name1 > > < < Name2 > >

               Number of Option Shares:      < < Shares > >

              Exercise Price Per Share:      < < Price > >

                          Date of Grant:     < < OptionDate > >

                   Type of Stock Option:     NQ

                               Grant No:     < < OptionNumber > >

         First Consulting Group, Inc. (the "Company"), pursuant to its 1999 Non-Officer Equity Incentive Plan (the "Plan"), has granted to you, the optionee named above, an option to purchase shares of the common stock of the Company ("Common Stock"). This option is not intended to qualify as and will not be treated as an "incentive stock option" within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code"). Defined terms not explicitly defined in this agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

1. VESTING. Subject to the limitations contained herein, 1/5th of the shares will vest (become exercisable) on the first anniversary of the date of original grant, and 1/60th of the shares shall vest on a monthly basis thereafter until either (i) your Continuous Status as an Employee, Officer, Director or Consultant (as such term is defined in Section 2(g) of the Plan terminates for any reason, or (ii) this option becomes fully vested. The vesting of this option may accelerate pursuant to Section 12(b) of the Plan.

2.     EXERCISE PRICE AND METHOD OF PAYMENT.

       (a) EXERCISE PRICE. The exercise price of this option shall not be less than 100% of the fair market value of the Common Stock on the date of grant of this option.

       (b) METHOD OF PAYMENT. Payment of the exercise price per share is due in full upon exercise of all or any part of each installment which has accrued to you. You may elect, to the extent permitted by applicable statutes and regulations, to make payment of the exercise price under one of the following alternatives:

              (i) Payment of the exercise price per share in cash (including check) at the time of exercise;

              (ii) Provided that at the time of exercise the Company's Common Stock is publicly traded, payment pursuant to a program developed under Regulation T (as promulgated by the Federal Reserve Board pursuant to the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), with a principal purpose to regulate extensions of credit by and to United States brokers and dealers) which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;


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              (iii) Provided that at the time of exercise the Company's Common
Stock is publicly traded and quoted regularly in THE WALL STREET JOURNAL, payment by delivery of already-owned shares of Common Stock, held for the period required to avoid a charge to the Company's reported earnings, and owned free and clear of any liens, claims, encumbrances or security interests, which Common Stock shall be valued at its fair market value on the date of exercise; or

              (iv) Payment by a combination of the methods of payment permitted by subsection 2(b)(i) through 2(b)(iii) above.

3. WHOLE SHARES. This option may not be exercised for any number of shares which would require the issuance of anything other than whole shares.

4. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Securities Act of 1933, as amended (the "Securities Act"), or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

5. TERM. The term of this option commences on the date of grant, and expires on the Expiration Date, which date shall be the day prior to the 10 year anniversary of the Date of Grant unless this option expires sooner as set forth below or in the Plan. In no event may this option be exercised on or after the Expiration Date. This option shall terminate prior to the Expiration Date of its term as follows: three (3) months after the termination of your Continuous Status as an Employee, Officer, Director or Consultant (as defined in the Plan) with the Company or an Affiliate of the Company unless one of the following circumstances exists:

       (a) Your termination of Continuous Status as an Employee, Officer, Director or Consultant is due to your permanent and total disability (within the meaning of Section 422(c)(6) of the Code). This option will then expire on the earlier of the Expiration Date set forth above or twelve (12) months following such termination of Continuous Status as an Employee, Officer, Director or Consultant.

       (b) Your termination of Continuous Status as an Employee, Officer, Director or Consultant is due to your death or your death occurs within three
(3) months following your termination of Continuous Status as an Employee, Officer, Director or Consultant. This option will then expire on the earlier of the Expiration Date set forth above or eighteen (18) months after your death.

       (c) If during any part of such three (3) month period you may not exercise your option solely because of the condition set forth in Section 4 above, then your option will not expire until the earlier of the Expiration Date set forth above or until this option shall have been exercisable for an aggregate period of three (3) months after your termination of Continuous Status as an Employee, Officer, Director or Consultant.

       (d) If your exercise of the option within three (3) months after termination of your Continuous Status as an Employee, Officer, Director or Consultant with the Company or with an Affiliate of the Company would result in liability under Section 16(b) of the Exchange Act, then your option will expire on the earlier of (i) the Expiration Date set forth above, (ii) the tenth (10th) day after the last date upon which exercise would result in such liability or
(iii) six (6) months


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and ten (10) days after the termination of your Continuous Status as an
Employee, Officer, Director or Consultant with the Company or an Affiliate of the Company.

         However, this option may be exercised following termination of Continuous Status as an Employee, Officer, Director or Consultant only as to that number of shares as to which it was exercisable on the date of termination of Continuous Status as an Employee, Officer, Director or Consultant under the provisions of Section 1 of this option.

6.       EXERCISE.

       (a) This option may be exercised, to the extent specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to the Plan.

       (b) By exercising this option you agree that as a precondition to the completion of any exercise of this option, the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of this option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise.

7. TRANSFERABILITY. This option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise this option.

8. OPTION NOT A SERVICE CONTRACT. This option is not an employment contract and nothing in this option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company. In addition, nothing in this option shall obligate the Company or any Affiliate of the Company, or their respective shareholders, Board of Directors, officers or employees to continue any relationship which you might have as a Director or Consultant for the Company or Affiliate of the Company.

       By receiving this option, you shall not acquire any right to compensation or damages in consequence of the termination of your office or employment for any reason whatsoever insofar as such rights may be claimed to have otherwise arisen as a result of your ceasing to have any rights (actual or prospective) under, or to be entitled to exercise, this option as a result of such termination.

9. NOTICES. Any notices provided for in this option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.


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10. GOVERNING PLAN DOCUMENT. This option is subject to all the provisions of the
Plan, a copy of which is attached hereto and its provisions are hereby made a part of this option, including without limitation the provisions of Section 6 of the Plan relating to option provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this option and those of the Plan, the provisions of the Plan shall control.

                                        FIRST CONSULTING GROUP, INC.

                                        By
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                                          Stock Plan Administrator

ATTACHMENTS:
First Consulting Group, Inc. 1999 Non-Officer Equity Incentive Plan


The undersigned:

       (a) Acknowledges receipt of the foregoing option and the attachments referenced therein and understands that all rights and liabilities with respect to this option are set forth in the option and the Plan; and

       (b) Acknowledges that as of the date of grant of this option, it sets forth the entire understanding between the undersigned optionee and the Company and its Affiliates regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of the options previously granted and delivered to the undersigned under stock option plans of the Company.

                                       ACCEPTANCE BY OPTIONEE:


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                                       < < Name1 > > < < Name2 > >   (signature)

                                       Address:
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